Exhibit 99.2

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

The Notes dated January 22, 2010 are substantially identical in all material respects except as to the holder and the note principal amount.

Holder	Note Principal Amount
Excalibur Special Opportunities LP	$300,000.00
Dana Katzenmeier	$50,000.00
Fourth Street Holdings, LP	$100,000.00
Robert B. Prag	$100,000.00
Peter B. Tentler	$50,000.00
Richardson & Patel LLP	$100,000.00
TOTAL	$700,000.00

The Notes dated March 4, 2010, are substantially identical in all material respects except as to the holder and the note principal amount.

Holder	Note Principal Amount
Marc Freeman	$75,000.00
Paul T. Mannion Jr.	$25,000.00
Linda Hecter	$25,000.00
TOTAL	$125,000.00

The Notes dated May 3, 2010, are substantially identical in all material respects except as to the holder and the note principal amount.

Holder	Note Principal Amount
Excalibur Special Opportunities LP	$100,000.00
Dana Katzenmeier	$25,000.00
Fourth Street Holdings, LP	$40,000.00
Robert B. Prag	$50,000.00
Peter B. Tentler	$25,000.00
Paul T. Mannion Jr.	$10,000.00
TOTAL	$250,000.00

 The text of the Notes is incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2010.